SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K/A
Current Report Pursuant
to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported) February 12, 2007
ProLogis

(Exact Name of Registrant as Specified in its Charter)
Maryland

(State or Other Jurisdiction of Incorporation)

1-12846	74-2604728

(Commission File Number)	(I.R.S. Employer Identification No.)

4545 Airport Way, Denver, Colorado	80239

(Address of Principal Executive Offices)	(Zip Code)
(303) 567-5000

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02. Unregistered Sale of Equity Securities.
     This Amendment to ProLogis’s Current Report on Form 8-K filed February 14, 2007 (the “Prior Report”) is being filed to correct and provide additional disclosure with respect to ProLogis’s acquisition of the industrial business of Parkridge Holdings Limited (“Parkridge”). The following discussion amends and restates the disclosure set forth in the Prior Report with respect to the transaction.
     On February 12, 2007, we announced that we had purchased the industrial business and made an investment in the retail business of a European developer for total consideration of approximately $1.1 billion in cash, the issuance of common shares and the assumption of debt and certain other liabilities, as follows:
•	We purchased the industrial business of Parkridge for £284.4 million ($556.9 million). We paid net cash of approximately £67.4 million ($131.9 million), issued 4,780,972 of our common shares (valued at $64.364 per share) and assumed debt payable to certain of our consolidated subsidiaries and certain other liabilities of £58.2 million ($113.9 million) and £1.7 million ($3.4 million), respectively. The notes, in the amount of £58.2 million, were issued by us in November 2006 to certain affiliates of Parkridge to finance the buyout of a Parkridge joint venture partner, the payoff of existing debt and fund other development costs that were incurred between the time of valuation and the closing of the transaction. We may be required to make additional payments (primarily through the issuance of approximately 1.6 million of our common shares) of approximately £52.3 million ($102.4 million) upon the successful completion of pending land entitlements in the United Kingdom. The shares were issued in a transaction exempt from registration under the Securities Act of 1933, by virtue of Section 4(2) and related rules thereunder. ProLogis has agreed to register the resale of the Common Shares issued in connection with the transaction.
•	We made an investment in Parkridge’s mixed-use and retail development business for £71.3 million ($139.7 million) paid in cash, which represents a 25% interest.
•	Included in the acquisition of Parkridge’s industrial business was a 50% interest in a Central European distribution development joint venture. In a separate transaction, we acquired the remaining 50% interest in this joint venture from Parkridge’s partner for €345.2 million ($450.2 million) in cash, which includes €246.3 million ($321.2 million) of debt that was paid at closing.
     The cash portion of the acquisition was funded with borrowings under our global line of credit and a new $600.0 million multi-currency senior credit facility. The new senior facility has similar terms as the global line of credit, except it bears interest at a variable rate based on LIBOR plus a margin.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROLOGIS
February 27, 2007	By:	/s/ Edward S. Nekritz
		Name:	Edward S. Nekritz
		Title:	Managing Director, General Counsel and Secretary